                                                                     Exhibit 4.8

THIS DEBENTURE, AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF (COLLECTIVELY, THE "SECURITIES"), HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY U.S. STATE OR TERRITORY. THIS DEBENTURE IS BEING OFFERED AND SOLD PURSUANT TO , AMONG OTHER EXEMPTIONS FROM REGISTRATION, EITHER A SECTION 4(2) EXEMPTION UNDER REGULATION D (REGULATION "D"), AS WELL AS A SAFE HARBOR FROM REGISTRATION UNDER REGULATIONS S ("REGULATION S"). THE SECURITIES ARE "RESTRICTED SECURITIES" AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON (AS DEFINED IN REGULATION S) UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO REGULATION S, OR PURSUANT TO OTHER AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. A HOLDER OF ANY OF THE SECURITIES ISSUED PURSUANT TO REGULATION S MAY NOT ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO SUCH SECURITIES UNLESS IN COMPLIANCE WITH THE ACT.

                     10% CONVERTIBLE SUBORDINATED DEBENTURE

                              DUE DECEMBER 11, 2002

$50,000        No. 1

            iExalt, Inc., a Nevada corporation (the "Company"), for value received, hereby promises to pay to the order of Thomson Kernaghan & Co., Ltd., an Ontario (Canada) corporation, as agent (the "Agent"), or its registered assigns, the principal sum of fifty thousand $50,000 in U.S. Legal Tender (as defined herein) on December 11, 2002 (the "Maturity Date"), and to pay Interest (as defined herein) on this Debenture (as defined herein) in accordance with the provisions of this Debenture in U.S. Legal Tender to the Registered Holder (as defined herein) hereof, beginning to accrue on the Issue Date (as defined herein) and quarterly thereafter on the last Business Day (as defined herein) of March, June, September and December in each calendar year (each such date an "Interest Payment Date") or, in the case of principal and Interest due on the Maturity Date, on such Maturity Date. The principal and Interest payable on any Interest Payment Date will be paid to the Person (as defined herein) in whose name this Debenture is registered at the close of business on the immediately preceding 15th day of the month in which the Interest is payable (each such day, a "Record Date"). Payment of the principal of and Interest on this Debenture will be mailed to the address of the Person entitled thereto as such Person's name and address shall appear in the Register (as defined herein).

                                    ARTICLE I
                                   DEFINITIONS

            SECTION 1.01 Definitions. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Debenture and of any amendment hereto shall have the respective meanings specified in this Section 1.01.

            "Acceleration Date" shall have the meaning assigned to such term in
Section 6.02.

            "Affiliate" of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            "Bankruptcy Law" means Title 11 of the United States Code or any similar foreign, federal or state law for the relief of debtors.


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

            "Business Day" shall mean any day of the year (other than any Saturday or Sunday) on which the Federal Reserve Bank is open for business in New York, New York.

            "Capital Stock" shall mean, collectively, the Company's equity securities of every class, including, without limitation, the Company's Common Stock.

            "Capitalized Lease Obligation" shall mean obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with such principles.

            "Closing Bid Price" shall mean the closing bid price on the over-the-counter market as reported by the OTC Bulletin Board ("OTC: BB") or NASDAQ's Small Capitalization System ("NASDAQ"), or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and if not available, the mean of the daily high and low sales prices on such securities exchange on which it is so traded, or, if the actual Closing Bid Price is not available on any such day on the OTC: BB or NASDAQ or such other exchange or market where traded, then the Closing Bid Price on the last immediately preceding reported date.

            "Common Stock" shall mean the Company's common stock, $.001 par value per share.

            "Company" shall mean iExalt, Inc. and its successors and assigns.

            "Conversion Price" shall have the meaning assigned to such term in
Section 5.01(b).

            "Convertible Securities" shall have the meaning assigned to such term in Section 5.03(b).

            "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

            "Date of Conversion" shall mean the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company on or before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Debentures to be converted are surrendered by depositing such Debentures with a common courier, as provided above, and received by the Transfer Agent or the Company within three (3) business days from the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original Debentures to be converted are not received by the Transfer Agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or the Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

            "Debenture" shall have the meaning assigned to such term in Section 2.01.

            "Default" shall mean any event which is, or after notice or passage of time or both would be, an Event of Default.

            "Default Notice" shall have the meaning assigned to such term in
Section 6.02(b).

            "Equity Line Financing Agreement" shall mean that certain Equity Line Financing Agreement, dated as of the date hereof, between the Company and the Agent, as originally in effect and thereafter as amended, restated, modified, supplemented, refunded, replaced or otherwise refinanced from time to time; provided that the maximum principal amount available thereunder after giving effect thereto does not exceed the maximum principal amount available immediately before giving effect thereto.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Event of Default" shall have the meaning assigned to such term in
Section 6.01.


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

            "Fixed Conversion Price" shall have the meaning assigned to such term in Section 5.01(b).

            "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America on the date of this Debenture.

            "Holder" or "Holder of Debentures" shall mean the Registered Holder of a Debenture.

            "Indebtedness" shall mean, with respect to any Person, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

            "Interest" shall mean all interest accruing hereunder, including Mandatory Interest and Deferred Interest, together with accrued and unpaid interest on Deferred Interest as provided in Section 2.02(a).

            "Interest Payment Date" shall have the meaning assigned to such term in the first paragraph of this Debenture.

            "Issue Date" shall have the meaning assigned to such term in the first paragraph of this Debenture.

            "Maturity Date" shall have the meaning assigned to such term in the first paragraph of this Debenture.

            "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

            "New Debenture" shall have the meaning assigned to such term in
Section 2.06.

            "Notice of Conversion" shall mean an executed written notice provided to the Company at the office of the Company or the Transfer Agent, which notice shall specify the principal amount of Debentures to be converted and shall contain a calculation of the number of shares of Common Stock to be issued upon conversion.

            "Notice of Default" shall have the meaning assigned to such term in
Section 6.01.

            "Old Debenture" shall have the meaning assigned to such term in
Section 2.06.

            "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other private legal entity or government or other agency or political subdivision thereof.

            "Record Date" shall mean December 15 and June 15 of each calendar year.

            "Redemption Date" shall mean the date fixed for redemption pursuant to this Debenture.

            "Redemption Price" shall have the meaning assigned to such term in
Section 3.04.

            "Register" shall have the meaning assigned to such term in Section 2.03.

            "Registered Holder" shall mean the Holder of a Debenture as set forth in the Register.

"Registration Rights Agreement" means the registration rights agreement dated as of the date hereof by and between the Company and the Holder granting the Holder of this Debenture a right to register the underlying Common Stock into which this Debenture (and accompanying Warrants) may be converted.

            "Registration Statement" means the registration statement of the Company filed with the Securities and Exchange Commission to register for sale the shares of Common Stock issuable upon conversion of the Debentures, the shares of Common Stock issuable upon exercise of the warrants issued in connection with the Debentures and the shares of Common Stock issuable under the Company's Equity Line of Credit dated as of the date hereof.

            "Registry Office" shall have the meaning assigned to such term in
Section 2.03.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Securities Purchase Agreement" means the Securities Purchase Agreement date as of the date hereof between the Company and the Agent.

            "Subsidiary" shall mean a corporation all of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by a Subsidiary of the Company or by the Company and a Subsidiary of the Company.

            "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than a day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

            "Transaction Documents" shall mean the Debentures, the Registration Rights Agreement, the Securities Purchase Agreement, the Equity Line Financing Agreement and any warrants issued in connection therewith.

            "Transfer" shall have the meaning assigned to such term in Section 2.05(b).

            "U.S. Legal Tender" shall mean such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

            "Variable Conversion Price" shall have the meaning assigned to such term in Section 5.01(b).

            SECTION 1.02 Rules of Construction. Unless the context otherwise requires:

            (1) a term has the meaning expressly assigned to it hereby;

            (2) a technical accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

            (3) "or" is not exclusive;

            (4) words in the singular include the plural, and words in the plural include the singular;

            (5) provisions apply to successive events and transactions;

            (6) "herein," "hereof" and other words of similar import refer to this Debenture as a whole and not to any particular Article, Section or other subdivision;

            (7) references to statutes, regulations and rules include subsequent amendments and successors thereto unless the context otherwise requires;

            (8) the various headings of this Debenture are provided herein for convenience only any shall not affect the meaning or interpretation of this Debenture or any provision hereof; and

            (9) if any payment hereunder shall become due on any day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

                                   ARTICLE II
                                 THE DEBENTURES

            SECTION 2.01 Debentures Part of Series. This Debenture is one of the duly authorized issues of Debentures of the Company designated as its 10% Convertible Debentures Due December __, 2002, in $50,000 increments individually a "Debenture" and collectively the "Debentures" with $600,000 in principal issued as of the date hereof, The Debentures are unsecured debt obligations of the Company. All Debentures will be treated equally and all payments (whether for principal, Interest or otherwise) will be made pro rata among Registered Holders based upon the aggregate amount that the Company is obligated to pay at such time to such Registered Holders. If any Registered Holder of any Debenture obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal of or Interest on any Debenture in excess of such Registered Holder's pro rata share of payments obtained by all Registered Holders of the Debentures, such Registered Holder will return such excess payment to the Company and the Company shall pay such excess to the other Registered Holders of the Debentures as is necessary to cause such Registered Holders to share the excess payment ratably among each of them as provided in this Section 2.01.

            SECTION 2.02 Interest; Payment of Interest. This Debenture shall bear Interest for the period from the Issue Date to the Maturity Date (or in the case of redemption in accordance with Article Three, to the Redemption Date, or in the case of conversion, in accordance with Article Five, to the date of such conversion) at a rate of ten percent (10%) per annum calculated on the outstanding principal amount hereunder on the basis of a 360 day year consisting of twelve 30 day months. Payments of Interest on this Debenture will be made on the Interest Payment Dates of each calendar year (except in the case of a special Record Date) prior to the Maturity Date or redemption or conversion and on the Maturity Date and Redemption Date and the date of conversion to the Holder of record at the close of business on the immediately preceding Record Date as follows:

      (a) Interest. Except as otherwise provided in Section 5.01, all Interest must be paid in U.S. Legal Tender.

      (b) Payment Upon Maturity Date. At the Maturity Date, the Holder of this Debenture will be entitled to receive (i) payment of the outstanding principal amount hereunder plus (ii) any accrued and unpaid Interest.

      (c) Payment Upon Redemption Date. At the Redemption Date, the Holder of this Debenture will be entitled to receive (i) payment of the outstanding principal balance hereunder to be redeemed in accordance with Article Three plus (ii) any accrued and unpaid Interest thereon to and including the Redemption Date.

      (d) Payment Upon Conversion. Upon conversion of this Debenture into Capital Stock pursuant to Section 5.02, accrued and unpaid Interest shall be paid as provided in Section 5.01(a).

In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of Interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then the obligation of the Company to pay Interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such Interest, perform any such act or be bound by any requirement which would result in the payment of Interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of Interest in excess of a sum which is lawfully collectible as Interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an Interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section 2.02 or otherwise, such excess shall be deemed to be an Interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this
Section 2.02 shall control every other provision of this Debenture.

            SECTION 2.03 The Register. The Company will keep at its principal office (the "Registry Office") one or more books (the "Register") for the registration of the Debentures (including all transfers) and the names and addresses of the Registered Holders of the Debentures. All transfers of the Debentures and the names and addresses of the transferees of the Debentures shall be registered in the Register under such reasonable regulations as the Company may prescribe.

            SECTION 2.04 Registered Holders. The Company will deem and treat the Registered Holder of this Debenture as the absolute owner hereof and will not be affected by any notice to the contrary. Payment of the principal of and Interest on this Debenture shall be made only to the Registered Holder hereof. All such payments so made shall be valid and effectual to satisfy and discharge the liability of the Company upon this Debenture to the extent of the sum or sums so paid. For the purpose of any request, direction or consent hereunder, the Company may deem and treat the Registered Holder of this Debenture as the Holder without production of such Debenture.

            SECTION 2.05 Transfers and Exchanges of Debentures; Lost or Mutilated Debentures.

            (a) Subject to Section 2.05(b), the Registered Holder hereof may from time to time assign or transfer in the manner provided in this Section 2.05 to one or more Persons all or any part of this Debenture, and to the extent of any such assignment or transfer (unless otherwise stated therein), the transferee of such assignment or transfer (unless otherwise stated therein), shall become a Registered Holder of this Debenture. Each transferee so becoming a Registered Holder shall be vested with all rights and powers under this Debenture of a Registered Holder hereunder and shall take and hold its Debenture subject to the provisions of this Debenture and to any request made, waiver or consent given or other action taken hereunder by each previous Registered Holder of this Debenture.

            (b) No Holder may sell, assign, transfer, or otherwise dispose of this Debenture (collectively "Transfer"), if the Transfer, taken alone or together with all other Transfers of Debentures, would (i) violate or result in a violation of, any provision of the Securities Act, applicable state securities or "blue sky" laws, as amended, or any other applicable provision of law; (ii) subject the Company or an Affiliate of the Company to regulation as an investment company under the Investment Company Act of 1940, as amended; or
(iii) subject the Company or an Affiliate of the Company to duties and liabilities under ERISA.

            (c) The Registered Holder may Transfer this Debenture upon the surrender of this Debenture at the Registry Office, and no such Transfer shall be effective until such surrender to the Company of the Debenture to be transferred has been made. Upon such surrender the Company shall execute in the name of the transferee(s) a new Debenture or Debentures in denominations not less than $1,000 each and in aggregate principal amount equal to the original principal amount of the Debenture so surrendered.

            (d) If this Debenture is presented or surrendered for exchange or Transfer, it shall be accompanied by a written instrument or instruments of assignment or transfer, duly executed by the Registered Holder and the transferee or by their respective attorneys duly authorized in writing (which instrument shall contain appropriate warranties of the transferee), and an opinion of counsel addressed to the Company, each in form and substance and furnished by counsel reasonably satisfactory to the Company, and which opinion shall state that such Transfer or assignment does not violate, or result in the violation of, any provision of the Securities Act, applicable state securities or "blue sky" laws or any other applicable provision of law, and as to such other matters as the Company reasonably may request. The Company shall not be required to make a transfer or an exchange of this Debenture for a period of ten
(10) Business Days preceding any Interest Payment Date.

            (e) No notarial act shall be necessary for the Transfer or exchange of this Debenture pursuant to this Section 2.05, and the Holder of any Debenture issued as provided in this Section 2.05 shall be entitled to any and all rights and privileges granted under this Debenture to a Registered Holder.

            (f) If this Debenture shall become mutilated or be destroyed, lost or stolen, the Company, upon the written request of the Registered Holder, shall execute and deliver to the Registered Holder a new Debenture in exchange and substitution for the mutilated Debenture, or in lieu of and in substitution for the Debenture so destroyed, lost or stolen, in either case in a principal amount equal to the original principal amount of the Debenture so mutilated, destroyed, lost or stolen, as reflected in the Register. The applicant for a substituted Debenture shall furnish to the Company such security or indemnity or such combination thereof as may be reasonably required by the Company to save the Company harmless from all risks, and the applicant shall also furnish to the Company evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of the applicant's Debenture and of the applicant's ownership thereof.

            SECTION 2.06 New Debentures.

            (a) Each new Debenture (a "New Debenture") issued pursuant to
Section 2.05 in exchange for, in substitution for or in lieu of a Debenture (an "Old Debenture") shall be dated the date of such Old Debenture. The Company shall mark on each New Debenture (i) the date and the extent to which principal and Interest has been paid on such Old Debenture and (ii) all payments and prepayments of principal made on such Old Debenture which are allocable to such New Debenture. Interest and principal shall be deemed to have been paid on such New Debenture to the date and to the extent to which Interest and principal was paid on such Old Debenture.

            (b) Any New Debenture issued pursuant to Section 2.05 in exchange for or in substitution for or in lieu of an Old Debenture shall be the valid obligation of the Company evidencing the same debt as such Old Debenture and shall be entitled to the benefits of this Debenture. No service charge shall be made for any exchange or transfer of this Debenture, but the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed with respect thereto.

            SECTION 2.07 Cancellation of Debentures. If this Debenture is surrendered to the Company for the purpose of payment, transfer or exchange, it shall be canceled by the Company, and no Debentures shall be issued in lieu hereof except as expressly required or permitted by this Debenture.

                                   ARTICLE III
                            REDEMPTION OF DEBENTURES

            SECTION 3.01 Redemption at the Option of the Company. If the Company is not in Default (and no Event of Default has occurred or with notice or lapse of time would reasonably be expected to occur), the Company may redeem Debentures (including this Debenture), in whole or in part, at any time upon not less than 60 days' and not more than 90 days' prior written notice to the Holders of the Debentures at a price, payable in U.S. Legal Tender only, equal to the economic benefit that the Holder would realize from the sale of the Common Stock to be received upon the conversion of that portion of the Debenture to be redeemed on the date of the notice of redemption in accordance with
Section 3.04 (the "Redemption Price").

            SECTION 3.02 Redemption in Part. Debentures may be redeemed in part in denominations of $1,000 or any integral multiple thereof. In case of a redemption in part, the Debentures to be redeemed shall be selected pro rata and there shall be redeemed from each Holder that portion of principal amount of all Debentures being redeemed which the outstanding principal amount of Debentures held by such Holder bears to the total principal amount of Debentures then outstanding.

            SECTION 3.03 Notice of Redemption. The Company shall provide notice of redemption to each Holder at such Holder's latest address set forth in the Register. Failure to give notice by mail, or any defect in the notice to the Holder of any Debenture shall not affect the validity of the proceedings for the redemption of any other Debentures. The notice shall state:

                  (1) the Redemption Price;

                  (2) that payment of the Redemption Price shall be made by wire transfer to an account designated in writing by the Holder with seven (7) Business Days after the Holder's receipt of the redemption notice (the "Redemption Date") provided that the Debentures called for redemption must be surrendered to the Company to collect the Redemption Price;

                  (3) that, unless the Company defaults in making the redemption payment on the Redemption Date, Interest on Debentures called for redemption shall cease to accrue on and after the Redemption Date and, the only remaining right of the Holder of such Debentures is to receive payment of the Redemption Price upon surrender of the Debentures redeemed to the Company;

                  (4) if any Debenture is being redeemed in part, the portion of the principal amount of such Debenture to be redeemed and that, after the Redemption Date, and upon surrender of such Debenture, a new Debenture or Debentures in aggregate principal amount equal to the unredeemed portion thereof will be issued; and

                  (5) if less than the entire principal amount of Debentures is to be redeemed, the aggregate principal amount of Debentures to be redeemed and the aggregate principal amount of Debentures estimated to be outstanding after such partial redemption.

            SECTION 3.04 Inability to Send Notice of Redemption The Company shall not be entitled to send any redemption notice and begin the redemption procedure hereunder unless it has: (a) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution, specifically allotted for such redemption; (b) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution specifically allotted for such redemption; or (c) a combination of the items set forth in (a) and (b) above, aggregating the full amount of the Redemption Price. Notwithstanding the foregoing, in the event the redemption is expected to be made contemporaneously with the closing of a public offering of the Company's securities for an amount in excess of the Redemption Price, the Company shall not be required to have the full amount of the Redemption Price available to it as set forth above.

            SECTION 3.05 Effect of Notice of Redemption Once notice of redemption is mailed, all Debentures called for redemption in whole or in part become due and payable only to the extent of the Redemption Price on the Redemption Date. Upon surrender to the Company, such Debentures called for redemption shall be paid at the Redemption Price. If the Company fails to pay the Redemption Price on the Redemption Date, the redemption shall be null and void and the Company shall have no further right to redeem the Debentures or portion thereof called for redemption.

                                   ARTICLE IV
                                    COVENANTS

            SECTION 4.01 Payment of Debenture. The Company shall pay the principal of and Interest on this Debenture on the dates and in the manner provided in Article Two, Article Three and Article Five.

            SECTION 4.02 Corporate Existence, Etc. The Company will preserve and keep in force and effect its corporate existence and all material licenses and permits reasonably necessary to the proper conduct of its business; provided that nothing contained in this Section 4.02 shall prevent the Company from consolidating with, selling all or substantially all of its properties and assets to, or being a party to a merger with any other Person if: (i) no Default exists or would result therefrom and (ii) the surviving Person is organized under the laws of the United States and expressly and unconditionally assumes in writing the due and punctual performance of all obligations hereunder and under the Debentures.

            SECTION 4.03 Insurance. The Company will maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are reasonable for corporations of established reputation engaged in the same or similar business and owning and operating similar assets.

            SECTION 4.04 Taxes, Claims for Labor and Materials, Compliance with Laws.

            (a) The Company will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Company, or upon or in respect of all or any part of the property or business of the Company, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid would become a lien or charge upon any property of the Company; provided that the Company shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings and (2) the Company shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

            (b) The Company will promptly comply with all applicable laws, ordinances or governmental rules and regulations to which it is subject the penalty for violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company.

            SECTION 4.05 Limitation on Dividends and Purchases of Capital Stock. The Company will not, directly or indirectly, declare or pay any dividend on, or make any distribution to the holders of, Capital Stock of the Company with respect to such Capital Stock (other than dividends in Capital Stock or rights to acquire Capital Stock) and neither the Company nor any Subsidiary may purchase, redeem, or otherwise acquire or retire for value any of the Capital Stock of the Company or Indebtedness of the Company without the prior written consent of the Holders of a majority of the outstanding principal balance of the Debentures.

            SECTION 4.06 Reporting.

            (a) As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, the Company shall deliver to each Holder copies of the audited consolidated balance sheet of the Company and its Subsidiaries together with the related consolidated statements of income and cash flows for such fiscal year prepared in accordance with GAAP consistently followed throughout the period involved and presenting fairly the financial condition of the Company and its Subsidiaries.

            (b) As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Company, the Company shall deliver to each Holder copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows for such fiscal quarter and the portion of the fiscal year through such fiscal quarter.

            SECTION 4.07 Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, guarantee or otherwise in any manner become liable for or with respect to or otherwise incur (collectively, "incur" and with correlative meaning "incurrence" and "incurred") any Indebtedness without the prior written consent of the Holders of a majority of the outstanding principal balance of the Debentures.

                  SECTION 4.08 No Shop Limitation; No S-8 Registration. Company agrees it cannot and will not register any securities pursuant to a Form S-8, or the securities of any other investor under any other registration statement until the Registration Statement has become effective, without the approval of all Subscriber(s). Company agrees that prior to the Registration Statement becoming effective, Company will not and shall not seek to raise capital with any other investor. However, once the Registration Statement is deemed effective, Company is free to raise additional capital subject to Purchaser's right of first refusal.

                                    ARTICLE V
                                   CONVERSION

            SECTION 5.01 Conversion Privilege.

            (a) Subject to and upon compliance with the provisions of this Article Five, the entire outstanding principal amount of this Debenture, or any portion thereof, is convertible into Common Stock at the option of the Holder at any time, unless a redemption notice has been received by the Holder pursuant to the terms of Article Three. On conversion of the entire outstanding principal amount of this Debenture, or any portion thereof, any Interest that is past due on the principal amount of such Debenture that is being converted shall be paid in U.S. Legal Tender, or shares of Common Stock at the Holder's option.

            (b) The record Holder of this Debenture shall be entitled to convert the Debenture(s) into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion = (Principal + Interest)/Conversion Price, where

o     Principal = The principal amount of the Debenture(s) to be converted,

o     Interest = Principal x (N/365) x .10, where

            o N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of this Debenture from the Company, the escrow agent first had in its possession funds representing full payment for this Debenture, and (ii) the applicable Date of Conversion for the Debenture(s) for which conversion is being elected, and

            o Conversion Price = the lesser of (x) 75% of the average Closing Bid Price, as that term is defined below, for on the Last Closing Date (December, __, 2000) which amounts to $_______ (the "Fixed Conversion Price"), or (y) 75% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the ten (10) trading days immediately preceding the Date of Conversion (the "Variable Conversion Price").

            (c) Nothing in this Debenture shall grant, or shall be deemed to constitute the incurrence, creation, assumption or sufferance by the Company of, and the Holder of this Debenture shall not assert, any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on the Common Stock deliverable upon conversion of this Debenture.

            SECTION 5.02 Exercise of Conversion Privilege.

            (a) To exercise the conversion privilege, the Holder of this Debenture shall surrender this Debenture, duly endorsed or assigned to the Company or in blank, at the Registry Office or any other office or agency designated in writing by the Company to the Holder of this Debenture, accompanied by written notice to the Company at such office or agency that the Holder of this Debenture elects to convert such Debenture and the selection of the three closing bid prices as specified in Section 5.01(b).

            (b) This Debenture shall be deemed to have been converted immediately prior to the close of business on the day of surrender of this Debenture for conversion in accordance with the foregoing provisions, and at such time the rights of the Holder of this Debenture as a Holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such

Common Stock at such time. As promptly as practicable on or after the day of conversion, but no more than three (3) business days, the Company shall issue and shall deliver at its principal office or other office or agency which it may designate in writing to the Holder of this Debenture a certificate or certificates for the number of shares of Common Stock issuable upon conversion (which may include fractional shares, as applicable).

            (c) If this Debenture is converted in part only, upon such conversion the Company shall execute and deliver to the Holder hereof, at the expense of the Company, a new Debenture or Debentures of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of this Debenture.

            SECTION 5.03 Notice of Certain Corporate Action. In case, as allowed by this Debenture:

            (a) the Company shall declare a dividend (or any other distribution) on its Capital Stock, other than cash dividends payable from current earnings; or

            (b) the Company shall authorize the granting of its Capital Stock of
(i) rights or warrants to subscribe for or purchase any shares of Capital Stock of any class, or (ii) any other rights; or

            (c) of any reclassification of the Capital Stock of the Company (other than a subdivision or combination of its outstanding shares of Capital Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

            (d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall cause to be filed in the minute book of the Company and shall cause to be mailed to the Holder of this Debenture at the Holder's last address appearing in the Register, at least 30 days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Capital Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Capital Stock of record shall be entitled to exchange their shares of Capital Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

            SECTION 5.04 Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Debentures, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Debentures, and the Company will maintain at all times all other rights and privileges sufficient to enable it to fulfill all its obligations hereunder.

            SECTION 5.05 Adjustments.

            (a) If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.

            (b) If, for any reason, prior to the date of conversion or redemption pursuant to the terms of this Debenture, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive cash compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before that record date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures.

            SECTION 5.06 Taxes on Conversion. The Company will pay any and all stamp and transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Debenture pursuant to the terms hereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of this Debenture or Debentures to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

            SECTION 5.07 Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of this Debenture will upon issue be duly authorized, validly issued, fully paid and nonassessable.

            SECTION 5.08 Restriction on Conversion (9.99% Limitation). Notwithstanding any other provision of any of the other Transaction Documents, in no event (except while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any Debenture or shall the Company have the obligation, to convert all or any portion of this Debenture to the extent that, after such conversion, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures), and (b) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion or exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (a) of such sentence. Any issuance by the Company to the Buyer in excess of the limit contained in this Section
5.08 shall be null and void, and upon notice of such invalid issuance, the Company shall correct its books and cause its transfer agent's books to be corrected forthwith to reflect that the Holder's ownership of Common Stock is within the limit set forth herein. Holder shall immediately deliver any certificates for invalidly issued Common Stock to the Company's transfer agent. The Company further agrees to (i) immediately reissue certificates for Common Stock to the extent that a portion of the Common Stock represented by said certificates have been validly issued and (ii) immediately reissue all or a portion of those shares which were deemed invalidly issued (at the Conversion Price set forth in the original conversion notice(s) applicable to such shares) upon notice from Holder that the reissuance of such shares would not cause such Holder to have a beneficial ownership interest in excess of 9.99%. Notwithstanding the foregoing, Holder may elect, by providing the Company written notice at any time prior to the reissuance of shares, to cancel that portion of a prior conversion applicable to shares of Common Stock surrendered by it pursuant to this Section 5.08. The Company hereby indemnifies and holds Holder free and harmless in connection with any and all liabilities, losses, costs and expenses, including, without limitation, attorneys' fees and costs arising from or relating to claims made by any third parties alleging that any Holder has violated Sections 13(d) and/or 16, to the extent such violation is premised on the fact that, notwithstanding this Section 5.08, the Holder is the beneficial owner of all of the shares of Common Stock which would be issuable, from time to time, if Holder converted the entire principal and interest balance of the Debenture.

            SECTION 5.09 Limitation on Issuances. The Holder recognizes that the Company may be limited in the number of shares of Common Stock it may issue by
(a) reason of its authorized shares, or (b) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the "Cap Regulations"). Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the Holder of this Debenture (to the extent the same can not be converted in compliance with the Cap Regulations (an "Unconverted Debenture"), shall have the option, exercisable in the Holder's sole and absolute discretion, to elect any one of the following remedies:

                  (1) require the Company to issue shares of Common Stock in accordance with such Holder's Notice of Conversion relating to the Unconverted Debenture at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to the equitable adjustments for certain events occurring during such period as provided in this Debenture) during the sixty (60) trading days immediately preceding the date of the Notice of Conversion; or

                  (2) require the Company to redeem each Unconverted Debenture for the Redemption Price assuming for that purpose that the date of Redemption is the proposed date of conversion as specified in the Holder's Notice of Conversion.

                                   ARTICLE VI
                              DEFAULT AND REMEDIES

            SECTION 6.01 Notice of Default; Default Defined. Within ten (10) days after the occurrence of any default hereunder with respect to the Debentures, the Company shall send notice of such default to the Holders of the Debenture, unless such default shall have been cured or waived. For the purpose of this Section 6.01, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default.

            SECTION 6.02 Events of Default. Regardless of the notice required in
Section 6.01 above, an "Event of Default" with respect to this Debenture occurs if:

            (a) the Company defaults in the payment of Interest on this Debenture or any other Debenture when the same becomes due and payable and the default continues for a period of five (5) days after an Interest Payment Date;

            (b) the Company defaults in the payment of the principal of this Debenture or any other Debenture or the Registration Rights Agreement when the same becomes due and payable at maturity, upon redemption or otherwise;

            (c) the Company fails to comply in any material respect with any of its covenants or other agreements contained in the Transaction Documents and the default continues for the period and after the notice specified below (other than the failure to cause a registration statement to become effective within a specified time period as to which no cure period shall apply);

            (d) any of the representations or warranties made by the Company in the Transaction Documents or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of the Transaction Documents shall be false or misleading in any material respect at the time made;

            (e) there shall be a default under any bond, debenture, note or other evidence of Indebtedness of the Company or any Subsidiary or under any mortgage, debenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any Subsidiary or under any guarantee of the payment by the Company or any Subsidiary of Indebtedness, whether such Indebtedness or guarantee now exists or shall hereafter be created, which default relates to (i) the obligation to pay the principal of or interest on any such Indebtedness or guarantee which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) an obligation other than the obligations to pay the principal of or interest on any such Indebtedness and which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to its stated maturity; provided that no default under this clause (e) shall exist if (A) all such defaults relate to Indebtedness owed to a party other than the Holder and (ii) all such defaults relate to Indebtedness or guarantees with an aggregate principal amount of no more than $10,000;

            (f) the Company or any Subsidiary pursuant to or within the meaning of any Bankruptcy Law (as defined below) (A) becomes insolvent, (B) fails generally to pay its debts as they become due, (C) admits in writing its inability to pay its debts as they become due, (D) commences a voluntary case or proceeding, (E) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (F) consents to the appointment of a Custodian (as defined below) of it or for any material part of its property, (G) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings to or against it, (H) applies for, consents to or acquiesces in the appointment of or taking possession by a Custodian of the Company or any such Subsidiary or for any material part of the Company's or any such Subsidiary's property, or (I) makes a general assignment for the benefit of its creditors;

            (g) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any Bankruptcy Law which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Subsidiary, (B) appoint a Custodian of the Company or any Subsidiary or for any material part of its property or (C) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or any warrant of attachment is issued against any portion of the property of the Company or any Subsidiary which is not released within 60 days of service;

            (h) uninsured final judgments for the payment of money which in the aggregate at any one time exceed $10,000 shall be rendered against the Company or any Subsidiary by a court of competent jurisdiction, and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days after such judgment becomes final and nonappealable; provided, however, that the Company promptly shall give notice to the Holder of any uninsured financial judgments rendered against the Company or a Subsidiary; or

            (i) the Company shall have its Common Stock de-listed or suspended from trading on the National Association of Securities Dealers Over the Counter Bulletin Board Quotation System or any other exchange or market on which the Common Stock trades.

            A Default under clause (c) is not an Event of Default until the Holders of at least a majority in aggregate principal amount of the then outstanding Debentures (excluding any Debentures held by the Company) notify the Company of the Default and the Company does not cure the Default within 20 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." When a Default is cured, it ceases.

            SECTION 6.03 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.02(e) or Section 6.02(f)) occurs and is continuing, the Holders of at least a majority in aggregate principal amount of the Debentures then outstanding (excluding any Debentures held by the Company) may, by notice to the Company, declare all unpaid principal and accrued Interest to the date of acceleration on the Debentures then outstanding (if not then due and payable) to be due and payable on the "Acceleration Date," which shall be the the fifth (5th) Business Day after the receipt of notice of such declaration by the Company; provided that, in the event the condition giving rise to such Event of Default shall have ceased to exist or payment shall have been made prior to the Acceleration Date, such declaration shall be automatically rescinded and such amounts shall no longer become due and payable pursuant hereto. If an Event of Default specified in
Section 6.02(e) or Section 6.02(f) with respect to the Company occurs, all unpaid principal and accrued Interest on this Debenture then outstanding shall become immediately due and payable without any declaration or other act on the part of any Person. Upon payment of such principal amount and Interest, all of the Company's obligations under this Debenture shall terminate. The Holders of a majority in aggregate principal amount of the then outstanding Debentures (excluding any Debentures held by the Company) by notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of the principal of the Debentures which has become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. It is expressly understood and agreed that the decision so to waive any Default and so to rescind and annul any consequences thereof is within the sole judgment and control of the Holders and such Holders shall be under no obligation to do so.

            Notwithstanding the foregoing, if a declaration of acceleration shall have occurred because of an Event of Default specified in Section 6.02(d), such declaration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default shall have been paid or discharged or such Event of Default shall have been rescinded, cured or waived in accordance with the terms of any agreement governing or evidencing such Indebtedness and written notice of such payment, discharge, rescission, cure or waiver, as the case may be, shall have been given to the Holders of the Debentures by the Company or by the requisite holders of such Indebtedness or the trustee, agent or other representative of such holders within 60 days after such declaration and no other Event of Default shall have occurred and be continuing on the date of receipt of such notice.

            SECTION 6.04 Other Remedies. If an Event of Default with respect to this Debenture occurs and is continuing and, except in the case of Defaults under Sections 6.01(e) and 6.01(f), the Indebtedness represented hereby has been declared due and payable pursuant to Section 6.02, the Holder hereof may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or Interest on this Debenture or to enforce the performance of any provision of this Debenture.

            A delay or omission by the Holder of this Debenture in exercising any right or remedy accruing upon Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

            SECTION 6.05 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Debentures (excluding any Debentures held by the Company or any of its Affiliates) on behalf of the Holders of all the Debentures, including this Debenture, by notice to the Company, may waive an existing Default or Event of Default and its consequences; except a Default or an Event of Default in the payment of the principal of or Interest on any Debenture, or in respect of a covenant or provision hereof which under Article Eight cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected. When a Default or Event of Default is waived, it is cured and ceases; but no such waiver shall extend to any subsequent default or impair any right consequent thereon.

            SECTION 6.06 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Debenture, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.05 does not apply to a suit by a Holder or Holders of more than 10% in aggregate principal amount of the then outstanding Debentures.

                                   ARTICLE VII
                             AMENDMENTS AND WAIVERS

            SECTION 7.01 With Consent of Holders. The Company, when having provided at least 15 days' prior written notice to all Holders, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the then outstanding Debentures (excluding any Debentures held by the Company or any of its Affiliates) may amend or supplement such Debentures (including this Debenture). The Holder or Holders of at least a majority in aggregate principal amount of Debentures then outstanding (excluding any Debentures held by the Company or any of its Affiliates) may waive compliance by the Company with any provision of such Debentures as it relates to such Holder or Holders; provided such Holder or Holders provide written notice to each other Holder. However, without the consent of each Holder of the Debentures, no amendment, supplement or waiver, including a waiver pursuant to Section 7.04 may:

                  (1) reduce the principal amount of such Debentures whose
            Holders must consent to an amendment, supplement or waiver of any provision of any Debenture;

                  (2) reduce the rate of Interest on any Debenture;

                  (3) reduce the principal amount due on any Debenture;

                  (4) change the Maturity Date of Debentures or alter the
            redemption provisions with respect thereto in a manner adverse to such Holder;

                  (5) make any changes in Section 6.05 or this Section 7.01, except to increase any such percentage or to provide that certain other provisions of this Debenture cannot be modified or waived without the consent of the Holder of each Debenture affected thereby;

                  (6) make the principal of any Debenture payable with anything other than U.S. Legal Tender and the Interest payable in anything other than U.S. Legal Tender or, in the case of conversion, Common Stock; or

                  (7) modify the provisions of Article Five in a manner adverse to any Holder of any Debenture.

            It shall not be necessary for the consent of the Holders of Debentures under this Section 7.01 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

            After an amendment, supplement or waiver under this Section 7.01 becomes effective, the Company shall provide notice, pursuant to Section 8.01 to the Holders affected thereby setting forth the amendment, supplement or waiver. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any amendment.

            SECTION 7.02 Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Holder of a Debenture is a continuing consent by such Holder and every subsequent Holder of such Debenture or portion of such Debenture that evidences the same debt as the consenting Holder's Debenture, even if notation of the consent is not made on any Debenture. However, any such Holder or subsequent Holder may revoke the consent as to his Debenture or portion of a Debenture. Such revocation shall be effective only if the Company receives the notice of such revocation before the date on which the Company receives the consent of

Holders of the requisite principal amount of the then outstanding Debentures to such amendment, supplement or waiver.

            The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders of the Debentures entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then notwithstanding the last two sentences of the immediately preceding paragraph, those Persons who were Holders of the Debentures at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date.

            After an amendment, supplement or waiver becomes effective, it shall bind every Holder of the Debentures, unless it makes a change described in any of clauses (1) through (7) of Section 7.01, in which case the amendment, supplement or waiver shall bind only each Holder of a Debenture who has consented to it and every subsequent Holder of a Debenture or portion of a Debenture that evidences the same debt as the consenting Holder's Debenture.

            SECTION 7.03 Notation on or Exchange of Debentures. If an amendment, supplement or waiver changes the terms of a Debenture, the Company may require the Holder of this Debenture to deliver it to the Company. The Company may place an appropriate notation on the Debenture about the changed terms and return it to the Holder. Alternatively, if the Company has so determined, the Company in exchange for this Debenture may issue a new Debenture that reflects the changed terms.

            SECTION 7.04 Effect of Amendment. Upon the execution of any amendment pursuant to the provisions hereof, this Debenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations and duties under this Debenture of the Company and the Holders of this Debenture shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such amendment shall be and be deemed to be part of the terms and conditions of this Debenture for any and all purposes.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            SECTION 8.01 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier by a nationally recognized express courier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company, to:

            iExalt, Inc.
            Attention: President: Don Sapaugh
            12000 Aerospace Avenue, Suite 110
            Houston, TX  77034
            Telecopy: 281-922-4114:
            Telephone: 281-464-8400

               With a copy (which shall not constitute notice) to:

            Seth Farbman, P.C.
            Attention: Seth Farbman, Esq.
            138-54 Jewel Avenue
            Flushing, New York  11367
            Telecopy: 718-261-8807
            Telephone: 718-261-4327


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

If to the holder of the Debenture, to

            Thomson Kernaghan & Co., Ltd.
            Attention: President
            365 Bay Street, 10th floor
            Toronto, Ontario
            M5H 2V2 Canada
            Telecopy: 416-860-6355
            Telephone: 416-860-6121

               With a copy (which shall not constitute notice) to:

            Law Offices of Lance T. Bury
            Attention: Lance T. Bury, Esq.
            2035 Crabapple Parc Way
            Roswell, GA  30076
            Telecopy: 770-518-0916
            Telephone: 770-392-3332

            Any notice or communication to the Company or the Holder of this Debenture shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; one (1) day (three (3) days in the case of international deliveries) after dispatch if sent by a nationally recognized express courier for overnight delivery; and five
(5) calendar days (seven (7) days in the case of international deliveries) after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

            Where this Debenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed by first-class mail, postage prepaid to such Registered Holders as their names and addresses appear in the Register. Where this Debenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Company, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In any case where notice to Holders is given by mail, neither the failure to mail such notices nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders, and any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given.

            SECTION 8.02 Consents. Failure to respond to any notice given pursuant to the terms of this Debenture shall not be deemed consent to any proposed action described in such notice.

            SECTION 8.03 Governing Law, Jurisdiction and Venue. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York as well as the U.S. securities laws. The parties agree to binding arbitration before the American Arbitration Association or successor entity if applicable (or other agreed to arbitration panel). The parties agree that venue shall lie in New York City for any civil action between the Company and the Investor, or their respective successors in interest, arising out of or relating to this Agreement. The Company and the Investor, for themselves and their respective successors in interest, hereby irrevocably consent to such binding arbitration, and hereby irrevocably waive any claim of forum non conveniens or right to change such venue. The parties agree to a three panel board, with each party picking one arbitrator, and the two selected arbitrators agreeing upon the third arbitrator.

            SECTION 8.04 No Adverse Interpretation of Other Agreements. This Debenture may not be used to interpret any debenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such debenture, loan or debt agreement may not be used to interpret this Debenture.

            SECTION 8.05 Successors. All agreements of the Company in this Debenture shall bind its successor.

            SECTION 8.06 Execution in Counterparts; Copies Valid as an Original. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one (1) instrument. A signed copy or facsimile shall be as valid and binding as an original.

            SECTION 8.07 Severability. In case any provision in this Debenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto. This Debenture shall be construed to give economic effect to the intent of the parties hereto. Without limiting the foregoing, in the event and to the extent that payment of any portion of Interest shall at any time be unlawful or unenforceable, such portion of such Interest (including, without limitation, any Interest as to which interest thereon is payable hereunder) as may be necessary to give economic effect to the intent of the parties hereto, shall be deemed to be principal.

                           [INTENTIONALLY LEFT BLANK]


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

            IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed, as of the date first written above.

The principal amount of this Debenture is $50,000.00.

Dated as of December 11, 2000.

                                            IEXALT, INC.


                                            By: /s/ Don W. Sapaugh
                                                ----------------------
                                            Name: Don W. Sapaugh
                                            Title: President and CEO


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